Exhibit 99.1

SIDUS SPACE REPORTS FULL-YEAR 2024 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

CAPE CANAVERAL, FL, March 31, 2025 – Sidus Space (NASDAQ: SIDU) (the “Company” or “Sidus”), an innovative, agile space mission enabler, announced its financial results for the fourth quarter and full-year ended December 31, 2024, and provided a business update. The Company is scheduled to host a conference call and webcast today, Monday, March 31, at 5:00 p.m. ET.

“2024 was a defining year for Sidus - a year in which we validated our technology, expanded our constellation, grew our customer base, and secured key strategic contracts and partnerships that position us for growth and long-term success,” said Carol Craig, Sidus Chairwoman and CEO. “In the past twelve months, Sidus has evolved from a space manufacturing and services company into a full-fledged space technology and AI company, focused on delivering mission-critical, AI-powered space data solutions with three LizzieSat satellites, designed and manufactured by Sidus, now in orbit.”

Sidus’ LizzieSat®-3 (“LS-3”), launched in March of 2025, was designed, developed, manufactured and launched at a 45% lower cost than the cost of the initial satellite launched just over twelve months prior, demonstrating Sidus’ ability to continue to achieve capital efficiency. In less than two hours from deployment of LS-3, communication and control of the spacecraft was established demonstrating the benefits of Sidus’ rich space heritage and expertise.

Highlights:

●	Raised $37 million of funding

●	Ended 2024 with a cash balance of $15.7 million positioning Sidus for growth and optimal servicing of space-related backlog and pipeline

●	Selected to exclusively design and build the first-generation lunar fleet of Data Storage Spacecraft for Lonestar Data Holdings, including digital technology

●	Launched LizzieSat® 1 and 2, followed by LizzieSat-3 in March 2025, completing three launches in just over one year

●	Granted approval by FCC for operation of a micro constellation of remote sensing, multi-mission satellites in Low Earth Orbit (LEO) (LizzieSat®-2-5)

●	Completed the critical design review for LizzieSat® NL, a laser communication satellite contracted by The Netherlands Organization

●	Announced strategic partnership with Reflex Aerospace, a cutting-edge European satellite manufacturing startup, to deliver flexible, cost-effective, and high-performance solutions to meet diverse customer needs while strengthening the presence in global markets

●	Implemented SAP for manufacturing in 2024 with full integration across the organization expected in 2025

●	Expanded our physical presence with the opening of a West Coast office in El Segundo, California, so Sidus is now located in close proximity to both Eastern and Western launch sites

Subsequent Operational Highlights:

●	Received FCC approval for space-to-space data relay capability for LizzieSat® platform, which enables the ability to provide rapid direct-to-user data transfer capability and significantly reduce data latency rapid-delivery data service. Capability will be incorporated into LizzieSat®-3 and future satellites

●	Launched LizzieSat™-3 on March 15, 2025 and established communication and control of the spacecraft in less than 2 hours\

●	Announced next-generation on-orbit AI with the launch of the Sidus Orlaith™ AI ecosystem, an advanced space-rated AI processing system optimized for delivering high-performance, near real-time data analytics directly from space and is capable of 100 Trillion Operations per Second (TOPS)

●	Improved capital efficiency paving the way for margin expansion and sustained profitability

●	LizzieSat™-2 total cost 27% less than LizzieSat™-1

●	LizzieSat™-3 total cost 25% less than LizzieSat™-2 and 45% less than LizzieSat™-1

●	Each satellite included greater capabilities and improved performance over prior satellite

●	Appointed Adarsh Parekh as New Chief Financial Officer (CFO) to spearhead strategic financial initiatives

Financial Highlights for the Full Year Ending December 31, 2024:

Total revenue for the twelve months ending December 31, 2024, was approximately $4.7 million, a decrease of $1.3 million or 22% compared to total revenue for the twelve months ended December 31, 2023. This decrease highlights Sidus’ deliberate strategic shift from miscellaneous component manufacturing to higher-margin business lines of data, technology and satellite manufacturing for Sidus as well external customers.

Cost of revenue increased 42% for the twelve months ended December 31, 2024, to approximately $6.1 million as compared to approximately $4.3 million for the twelve months ended December 31, 2023. The increase was primarily driven by higher depreciation costs associated with the first satellite asset deployed in March 2024, the mix of varying contracts with higher material and labor expenses, shifts in milestone payments for our higher margin satellite related business and continued increased supply chain-related costs. Although depreciation will continue to impact cost of revenue, it should be significantly offset as we grow our high-margin satellite and data-related revenue.

Gross profit for the twelve months ended December 31, 2024, decreased 31% to a loss of approximately $1.5 million compared to a profit of approximately $1.6 million for the twelve months ended December 31, 2023. Gross profit margin was negative 31% for the full year 2024 as compared to 28% for the full year of 2023. The change was mainly driven by higher depreciation costs associated with our first satellite asset deployed in March 2024, our mix of varying contracts with higher material and labor expenses and shifts in milestone payments for our higher margin satellite related business.

Selling, general, and administrative expenses for the twelve months ended December 31, 2024, totaled approximately $14.2 million, approximately in line with the same period in the prior year. Increases to consulting services for business development, mission control expenses, fundraising expenses and board related compensation were offset by reductions in D&O insurance expense, professional fees, R&D costs and investor/public relations expenses as a result of bringing more of these functions in house.

Adjusted EBITDA loss, a non-GAAP measure, for the twelve months ended December 31, 2024, totaled $12.9 million as compared to an Adjusted EBITDA loss of $10.9 million for the same period the prior year, which represents a 19 percent reduction in our EBITDA.

Total non-GAAP adjustments for interest expense, depreciation and amortization, acquisition deal costs, severance costs, capital markets and advisory fees, equity-based compensation and warrant costs are provided in the reconciliation table below.

Net loss for the twelve months ended December 31, 2024, was $17.5 million, compared to a net loss of $14.3 million in the period of 2023.

Balance Sheet:

As of December 31, 2024, the Company had $15.7 million of cash as compared to $1.2 million on December 31, 2023, which represents an increase of $14.5 million. The increased cash balance puts Sidus in an excellent position to transition towards its core, higher-margin businesses of space manufacturing and space technology.

Current assets increased by approximately $13.0 million, or 142%, to $22.3 million as of December 31, 2024, from approximately $9.2 million as of December 31, 2023. The increase is primarily attributable to our increased cash balance.

Current liabilities increased by approximately $2.0 million, or 16%, to approximately $14.2 million as of December 31, 2024, from approximately $12.2 million as of December 31, 2023. The increase was attributable to an increase in the asset-based loan liability partially offset by a decrease in accounts payable and other current liabilities.

Conference Call and Webcast

Event:	Sidus Space Fourth Quarter and Full-Year 2024 Financial Results Conference Call

Date:	Monday, March 31, 2025

Time:	5:00 p.m. Eastern Time

Live Call:	+ 1-877-269-7751 (U.S. Toll-Free) or +1-201-389-0908 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1713157&tp_key=bb48ee1294

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Monday, April 15, 2025, at 11:59 P.M. ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay access ID: 13752638. An online archive of the webcast will be available for three months following the event at investors.sidusspace.com.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a space mission enabler providing flexible, cost-effective solutions, including custom satellite design, payload hosting, mission management, AI-enhanced space-based sensor data-as-a-service and space manufacturing. With its mission of Space Access Reimagined®, Sidus Space is committed to rapid innovation, adaptable and cost-effective solutions, and the optimization of space system and data collection performance. With demonstrated space heritage, including manufacturing and operating its own satellite and sensor system, LizzieSat®, Sidus Space serves government, defense, intelligence and commercial companies around the globe. Strategically headquartered on Florida’s Space Coast, Sidus Space operates a 35,000-square-foot space manufacturing, assembly, integration and testing facility and provides easy access to nearby launch facilities. For more information, visit: www.sidusspace.com.

For more information, visit: https://www.sidusspace.com

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we use non-GAAP measures of adjusted EBITDA. We use adjusted EBITDA in order to evaluate our operating performance and make strategic decisions regarding future direction of the company since it provides a meaningful comparison to our peers using similar measures. We define adjusted EBITDA as net income (as determined by U.S. GAAP) adjusted for interest expense, depreciation and amortization expense, acquisition deal costs, severance costs, capital market and advisory fees, equity-based compensation and warrant costs. These non-GAAP measures may be different from non-GAAP measures made by other companies since not all companies will use the same measures. Therefore, these non-GAAP measures should not be considered in isolation or as a substitute for relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis.

Summary Financial Results

The following table provides certain selected financial information for the full year ended December 31, 2024 and 2023:

	Twelve Months Ended
	December 31,
	2024	2023	Change	%
Revenue	$4,672,646	$5,962,785	$(1,290,139)	(22)%
Cost of revenue	6,141,657	4,321,482	1,820,175	42%
Gross Profit (Loss)	(1,469,011)	1,641,303	(3,110,314)	(190)%
Gross Profit Percentage	(31)%	28%

Selling, general & administrative expense	14,249,870	14,166,617	83,253	1%
Other expense	(1,805,175)	(1,803,034)	(2,141)	0%
Net loss	$(17,524,056)	$(14,328,348)	$(3,195,708)	22%

The following table reconciles adjusted EBITDA to net loss (the most comparable GAAP measure) for the full year ended December 31, 2024 and 2023:

	Twelve Months Ended
	December 31,
	2024	2023	Change	%
Net Income / (Loss)	$(17,524,056)	$(14,328,348)	$(3,195,708)	22%
Interest Expense (i)	1,306,252	903,136	403,116	45%
Depreciation and Amortization (ii)	2,171,873	217,107	1,954,766	900%
Acquisition Deal Costs (iii)_	-	220,632	(220,632)	-100%
Capital raise expense (iv)	805,322	927,875	(122,553)	-13%
Warrant costs underwriter (v)	-	917,848	(917,848)	-100%
Severance Costs	22,201	147,222	(125,021)	-85%
Equity based compensation (vi)	309,736	104,038	205,698	198%
Total Non-GAAP Adjustments	4,615,384	3,437,858	1,177,526	34%
Adjusted EBITDA	(12,908,672)	(10,890,490)	(2,018,182)	19%

The following table provides selected financial data about Sidus’ Liquidity and Capital Resources as of December 31, 2024, and December 31, 2023:

	December 31,	December 31,
	2024	2023	Change	%
Current assets	$22,252,552	$9,202,310	$13,050,242	142%
Current liabilities	$14,209,502	$12,219,356	$1,990,146	16%
Working capital (deficiency)	$8,043,050	$(3,017,046)	$11,060,096	(367)%

CONTACTS:

Investor Relations

investorrelations@sidusspace.com

Media Inquiries

press@sidusspace.com